AMENDMENT NO. 2 TO THE 2008 INCENTIVE STOCK PLAN
OF
MYERS INDUSTRIES, INC.
EFFECTIVE AS OF MAY 29, 2012

1.
The first sentence of Section 11 of the 2008 Incentive Stock Plan of Myers Industries, Inc. (as amended on March 4, 2010) (the “2008 Plan”) is hereby deleted, and the following is substituted therefor:

“Each Director, who is a Director as of the date of the annual meeting of the Board with respect to any given year (such date, the “Meeting Date”) and has been a Director for the entire period since the annual meeting of shareholders of Myers held in the immediately preceding calendar year, shall be granted a Director Award for a number of full Shares determined by dividing the Applicable Director Amount by the Fair Market Value of a Share on the grant date, such grant to be made as of such Meeting Date without further action by the Committee. The Applicable Director Amount shall mean $60,000 (or such other amount, not to be less than $50,000 nor more than $75,000, to be recommended by the Committee based on an annual review of the total Board compensation package and approved by the full Board).”
2.    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 2008 Plan.
3.    This Amendment No. 2 to the 2008 Plan shall be effective as of May 29, 2012.